United States securities and exchange commission logo





                      July 1, 2021

       Matt Fargey
       Chief Financial Officer
       Maverix Metals Inc.
       Suite 575, 510 Burrard Street
       Vancouver, British Columbia
       V6C 3A8 Canada

                                                        Re: Maverix Metals Inc.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 23,
2021
                                                            File No. 001-38934

       Dear Mr. Fargey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Warren Beil